Exhibit (a)(12)

Notice of Availability pursuant to Sections 27 (3), 14 (3) Sentence 1 of the German Securities Acquisition and Takeover Act

Availability of the opinion on the amendment of the voluntary public takeover offer (cash offer) by Dritte BV GmbH, Leverkusen.

The opinion of the Executive Board and the Supervisory Board of Schering Aktiengesellschaft on the May 30, 2006, amendment of the voluntary public takeover offer by Dritte BV GmbH for the acquisition of all ordinary bearer shares, including all shares represented by American Depositary Shares (ISIN DE0007172009, ISIN US8065852043) may be obtained free of charge from Schering Aktiengesellschaft at Müllerstrasse 178, 13353 Berlin or from 0800 9007 600 (national callers in Germany) and +1 800 424 9001 (international callers).

In addition, the opinion is available on the Internet at www.schering.de.

Berlin, in June 2006

Schering Aktiengesellschaft

The Executive Board                                                                                                                                                        The Supervisory Board